I’m sorry to say that we’re asking about 8% of our employees to leave Redfin today, or about 6% if you include the people of RentPath and Bay Equity. For the next few hours, managers will call the people leaving. When we’re done with the calls, I’ll send out a note. We’ll host a brief all-hands meeting at 11 a.m. PDT to answer any questions, which you can submit via this form. Redfin will also announce the layoff to the public, posting this message to our blog.

Demand Is Off By 17%
To all the departing people who put your faith in Redfin, I’m sorry we can’t keep our commitment to you. With May demand 17% below expectations, we don’t have enough work for our agents and support staff, and fewer sales leaves us with less money for headquarters projects.

Two to Four Months of Severance
We’re offering laid-off colleagues ten weeks of base salary, with an additional week of pay for every 12 months of service beyond one year, capped at 15 weeks of pay. For agent and support roles, severance pay includes the estimated value of productivity bonuses or sales bonuses. We’ll also pay departing employees the cost of extending our healthcare coverage for three months. This should give you until the end of the summer to find work.

I Said We Wouldn’t Lay People Off Unless We Had To. We Have To.
A layoff is always an awful shock, especially when I’ve said that we’d go through heck to avoid one, and that we raised hundreds of millions of dollars so we wouldn’t have to shed people after just a few months of uncertainty. But mortgage rates increased faster than at any point in history. We could be facing years, not months, of fewer home sales, and Redfin still plans to thrive. If falling from $97 per share to $8 doesn’t put a company through heck, I don’t know what does.

It’s Time to Make Money
We’re losing many good people today, but in order for the rest to want to stay, we have to increase Redfin’s value. And to increase our value, we have to make money. We owe it to everyone who has invested your time or treasure in this company to become profitable, and then very profitable.

A Performance-Oriented Culture
Today’s layoff is the result of shortfalls in Redfin’s revenues, not in the people being let go, but before now our culture has been making an important shift toward performance and profits. There’s a reason that Redfin, alone among brokers, employs our agents: to hold ourselves to a higher standard. Jason Aleem agreed to become the leader of our brokerage four months ago on the condition that he would run it as an elite sales organization. We can only introduce an agent to a dozen customers each month if we believe that agent is best for our customers. And if we hold our front-line agents to a high standard, we have to apply that same standard to all of us standing behind the agent. It isn’t soulful to turn on people at their first sign of weakness; but it isn’t soulful either to accept mediocrity. Having a soul is how we find our way between those two poles.

Profit-Driven Decisions
The other major difference between Redfin and other brokers is our level of investment in software and support, which includes coordinators and support agents as well as field managers, renovators, lenders, offer specialists and title specialists. There’s a reason for that too: to create a competitive advantage for our customer and ourselves. Our software and support are the industry’s best. But if our agents, lenders and customers wouldn’t themselves pay for an improvement in our software or support, preferring instead to work with a company with less overhead and better economics, we can’t pay for that improvement. This is a discipline that we need every leader, not just execs, to embrace. Fewer projects. Smaller teams. Shorter documents. Less analysis. Keep it simple.

Where We’re Cutting

Because for every project we start, we have to think about another we’ll stop. We’ve already built tools for teams to work together on a transaction, so we need fewer engineers to add to those tools. We’ll spend less on analytics and user research. When we were turning away tens of thousands of customers in 2020 and 2021, we had to hire a thousand employees a month to catch up, requiring berserk levels of recruiting, training and licensing. There’s no avoiding that those groups will be hardest hit today.

What We’re Still Funding
What we’re still investing in are exactly what our agents, lenders and customers value most: the online presence to drive demand; on-the-spot tours to see homes first; low prices for listing customers who need every penny from their property for their life’s next stage; RedfinNow and renovations for selling homes quickly at high prices; and other innovative services that only Redfin agents can offer customers. We’ll also look for ways to invest more in the agents who can be an engine of the company’s growth: any agent can meet her first customers through Redfin.com, but our best agents cultivate repeat and referral sales via those customers over time.

Still a Place for Big Bets
We’ll keep taking big bets, but only if there’s a big payoff: in traffic to our site, in the success of our customers, in the range of services we can offer those customers. We bet millions on better brokerage service in 2022 because we believe that customer success rates will increase, making our most lucrative business more efficient. We bet on rental listings because becoming a complete real estate destination can let us surpass our rivals in traffic, increasing our value by billions. We’re investing in online tools to guide RedfinNow offers, which should lead to faster service and more profits. We're shifting our software to the cloud, increasing reliability and lowering maintenance costs even as more innovations roll out from more teams. If you want to take a big bet, know your customer better than anyone else; be honest with yourself about whether the outcome would matter to that customer; and cut our losses if the outcome doesn’t come.

Where Do We Go From Here
Redfin will grow more slowly in a housing downturn, but we’ll still grow, and our share gains will accelerate. The world will write us off, as it has before. What will be most painful is the effort some of you will have to go through to think of ourselves as a good employer. Part of being good is accepting when the company has fallen short of that, without forsaking our determination to do better. We have broken our commitment to our people, twice now in three years. We can’t shrink from doing what’s best for the whole company, not just one part of it, today and every day. But I’ll spend the rest of my life wondering how I could’ve avoided these layoffs. What’s most important now is treating the people leaving with humanity and respect. As always, you can call or email me to vent, grieve, ask questions, or get help figuring out your next move. A list of frequently asked questions about the layoff is on our intranet.
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